Exhibit 5.1

To
Alvotech
9, rue de Bitbourg,
L - 1273 Luxembourg,
Grand Duchy of Luxembourg
(the “Company”)

Luxembourg, 28 July 2025

PHH/YBA – 016843-70024.43996211

Alvotech – Automatic Shelf Registration Statement on Form F-3

Dear Madam, dear Sir,

We have acted as Luxembourg legal advisers to Alvotech, a company existing under the laws of the Grand Duchy of Luxembourg as a société anonyme, with its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés à Luxembourg) (the “RCS”) under number B 258884 in connection with the filing of an automatic shelf registration statement on Form F-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission.

The Registration Statement contains a prospectus (the “Prospectus”) which relates to the proposed offer and sale by the Company from time to time in one or more offerings, as set forth therein and as shall be set forth in one or more supplements to the Prospectus, of any or all of the following instruments to be issued in the form of securities and covered by the Registration Statement (collectively, the “Securities”): (a) ordinary shares of the Company with a nominal value of $0.01 per share (the “Ordinary Shares”); (b) debt securities of the Company (the “Debt Securities”); (c) rights to purchase any of the Company’s Securities or any combination thereof (the “Rights”);  (d) warrants to purchase Ordinary Shares (the “Warrants”); and (e) units comprising any combination of Ordinary Shares, Warrants, Debt Securities and/or Rights.

1.	Scope

1.1.	In arriving to the opinions expressed below, we have examined and relied exclusively on the documents (the “Documents”) identified in Appendix A hereto.

1.2.	We express no opinion with respect to any laws, rules or regulations other than Luxembourg law. We express no opinion (a) on public international law or on the rules promulgated under any treaty or by any treaty organisation or on any accounting, criminal, data protection or tax laws, rules or regulations of any jurisdiction (including Luxembourg) or (b) with respect to the effect of any laws, rules or regulations other than Luxembourg law even in cases where, under Luxembourg law, a foreign law, rule or regulation should be applied, and we therefore assume that no provisions of any foreign laws, rules or regulations affect, qualify or have any bearing on this Opinion.

1.3.	A reference to a convention, law, rule or regulation in this Opinion is to be construed as a reference to such convention, law, rule or regulation as amended or re-enacted.

2.	Assumptions

For the purpose of this Opinion, we have assumed, and we have not verified independently:

2.1.	that each signature (whether manuscript or electronic) is the genuine signature of the individual concerned and was affixed or inserted by such individual concerned or authorized to be inserted in the relevant document by the individual concerned;

2.2.	the completeness and conformity to originals of all Documents supplied to us as drafts, certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us and the completeness and correctness of the representations and statements made therein;

2.3.	that on the date of this Opinion and at the time of issuance, allocation or sale (as applicable) of Ordinary Shares each of the Documents is true, complete, up-to-date, in full force and effect and has not been rescinded, supplemented or amended in any way since its respective date;

2.4.	that there is no other resolution, decision, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the Documents at the time of issuance, allocation or sale (as applicable) of Ordinary Shares, or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this Opinion and that the Documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this Opinion and the information therein is true and correct as of the date hereof and at the time of issuance, allocation or sale (as applicable) of Ordinary Shares;

2.5.	that at the time of issuance, allocation or sale (as applicable) of any Ordinary Shares covered by the Registration Statement, the Company does not meet the criteria for the commencement of any insolvency proceedings such as administrative dissolution without liquidation (dissolution administrative sans liquidation), bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, suspension of payment (sursis de paiement), conciliation (conciliation), reorganisation procedure in the form of a mutual agreement (réorganisation par accord amiable), judicial reorganisation proceedings in the form of a mutual agreement (réorganisation judiciaire par accord amiable), a collective agreement (réorganisation judiciaire par accord collectif) or a transfer by court order (réorganisation judiciaire par transfert par décision de justice), fraudulent conveyance, general settlement with creditors, reorganisation or similar measures, orders or proceedings affecting the rights of creditors generally;

2.6.	that at the time of issuance, allocation or sale (as applicable) of any Ordinary Shares covered by the Registration Statement, the Company will have a sufficient authorized capital to allow the board of directors to issue the number of Ordinary Shares free of preferential subscription rights of shareholders to cover such issuance of Ordinary Shares;
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2.7.	that prior to the issuance, allocation or sale (as applicable) of any Ordinary Shares, the board of directors of the Company and/or its delegate, as applicable, will adopt one or several resolutions to approve the price, number of Ordinary Shares and any other terms of issuance, allocation or sale (as applicable), as well as the issuance, allocation or sale (as applicable) of the Ordinary Shares, and take all necessary steps and comply with applicable requirements at the time to give full effect thereto in accordance with the requirements of Luxembourg law and the articles of association of the Company and, to the extent required, have the issuance of Ordinary Shares and the resulting amendment of the articles of association acknowledged by a Luxembourg notary;

2.8.	that all approvals, authorisations, clearances, consents, filings or licenses, orders or registrations required from any governmental, public, regulatory or other agencies, authorities, bodies or other persons outside Luxembourg have been obtained or fulfilled and are and will remain in full force and effect at the time of issuance, allocation or sale (as applicable) of the Ordinary Shares;

2.9.	that there will be no amendment to the authorised share capital of the Company which would adversely affect the issuance of the Ordinary Shares and the conclusions stated in this Opinion;

2.10.	that the Ordinary Shares will not be offered to the public or admitted to trading on a regulated market in circumstances where the obligation arises to publish a prospectus in accordance with Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, as amended and/or the Luxembourg law of 16 July 2019 relating to prospectuses for securities, as amended (without prejudice to applicable securities laws in any jurisdiction other than Luxembourg where the Ordinary Shares have been or will be marketed, offered or sold);

2.11.	that any stabilisation measures or other transactions with a view to supporting the market price of the Ordinary Shares will only be carried out, in accordance with the provisions of Article 5 para. 4 and 5 of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (“Market Abuse Regulation”) in conjunction with articles 5 through 8 of the Commission Delegated Regulation (EU) 2016/1052 of 8 March 2016 supplementing the Market Abuse Regulation with regard to regulatory technical standards for the conditions applicable to buy-back programs and stabilisation measures, without prejudice to applicable securities laws in jurisdictions other than Luxembourg where the Ordinary Shares are listed and admitted to trading;

2.12.	that the Ordinary Shares will be issued in registered form (titres nominatifs);

2.13.	that the entry into the Documents and the performance of any rights and obligations under the Documents are in the best corporate interests (intérêt social) of the Company and that the head office (administration centrale), the place of effective management (siege de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the centre of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siege statutaire) in Luxembourg.
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3.	Opinions

This Opinion is given on the basis that it is governed by and construed in accordance with Luxembourg law only and is subject to the exclusive jurisdiction of the courts of Luxembourg. We express no opinion on accounting, economic, financial, monetary, policy and tax aspects. On the basis of the assumptions set out above and subject to the qualifications set out below and to any factual matters, documents or events not disclosed to us, we are of the opinion that:

3.1.	The Company is a public limited company (société anonyme) and has been incorporated for an unlimited duration and is validly existing under the laws of Luxembourg.

3.2.	With respect to the Ordinary Shares registered by the Registration Statement, subject to the satisfaction of all the requirements and formalities set out in the Company’s articles of association and Luxembourg law and assuming the taking of all necessary corporate action to authorize and approve their issuance, allocation or sale (as applicable), the terms of the offering thereof and related matters, upon payment of the consideration or subscription price therefor provided for in the applicable definitive purchase, sale, subscription, underwriting or similar agreement approved by the board of directors of the Company, such Ordinary Shares will be validly issued, fully paid up and non-assessable (meaning that the holder of such Ordinary Shares shall not be liable, solely because of his/her/its shareholder status, for additional payments to the Company or the Company’s creditors).

4.	Qualifications

The opinions expressed in this Opinion are subject to the following qualifications:

4.1.	Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws, rules and regulations of other jurisdictions;

4.2.	the opinions set out in this Opinion are subject to all limitations by reason of national or foreign administration, accord amiable, accord collectif, bankruptcy, collective agreement, conciliation, conciliation, dissolution administrative sans liquidation, fraudulent conveyance, general settlement with creditors, faillite, insolvency, liquidation, moratorium, out-of-court mutual agreement, receivership, reorganisation, réorganisation, restructuring, stay, sursis, sursis de paiement, suspension of payment, transfer by court order, transfert par décision de justice, voluntary arrangement with creditors, winding-up or similar measures, orders or proceedings affecting the rights of creditors generally;

4.3.	deeds (actes) or extracts of deeds (extraits d’actes) and other indications relating to the Company and which, under Luxembourg law, must be published on the RESA (Recueil électronique des sociétés et associations) (and which mainly concern acts relating to the incorporation, the formation, the functioning, the appointment of managers or directors and the liquidation of the relevant company as well as amendments, if any, to the articles of association) will only be enforceable against third parties after they have been published on the RESA (Recueil électronique des sociétés et associations) except where the Company proves that such third parties had previous knowledge of the deeds or extracts of deeds. Third parties may rely on deeds or extracts of deeds prior to their publication. For the fifteen days following the publication, the deeds or extracts of deeds will not be enforceable against third parties who prove that it was impossible for them to have had knowledge of the deeds or extracts of deeds within that time;
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4.4.	the opinions set out in this Opinion are limited to the laws, including the rules and regulations, as in effect on the date of this Opinion.

5.	Reliance

5.1.	This Opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of any Ordinary Shares. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent. We hereby consent to filing of this Opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended.

5.2.	This Opinion is strictly limited to the matters stated in it and is given on the date set out on page 1; we have no obligation to update the Opinion or inform of any changes in law following such date.

5.3.	This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on list V of the lawyers of the Luxembourg bar association.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Philippe Harles

Philippe Harles

Partner

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APPENDIX A – DOCUMENTS

1.	A scanned copy of the draft Registration Statement, including the Prospectus, received on 28 July 2025.

2.	A scanned copy of the consolidated articles of association of the Company dated 1 July 2024, as amended by the AGM and the Deed of Acknowledgment.

3.	A scanned copy of the minutes of the annual general meeting of the shareholders of the Company dated 25 June 2025 (the “AGM”).

4.	An extract dated 28 July 2025 and issued in electronic form by the RCS in respect of the Company.

5.	A certificate of non-registration of a judicial decision or administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) dated 28 July 2025 and issued in electronic form by the Registre de l’Insolvabilité de Luxembourg in respect of the Company.

6.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of two million seven hundred seven thousand two hundred sixteen US dollars and seventy-two cents (USD 2,707,216.72) through the issuance of twenty-seven million seventy-two thousand one hundred and sixty-seven (27,072,167) shares dated 4 July 2022.

7.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of one hundred forty thousand fifty-seven Us dollars and ninety cents (USD 140,057.90) through the issuance of fourteen million five thousand seven hundred ninety (14,005,790) shares dated 28 March 2023.

8.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of one hundred thirty thousand US dollars (USD 130,000) through the issuance of thirteen million (13,000,000) shares dated 12 March 2024.

9.	A scanned copy of the notarial deed of acknowledgement of a capital increase by an amount of two hundred twenty thousand seven hundred thirty-five US dollars and seventy-eight cents (USD 220,735.78) through the issuance of twenty-two million seventy-three thousand five hundred seventy-eight (22,073,578) shares dated 1 July 2024.

10.	A scanned copy of the notarial deed of acknowledgement of capital increase by an amount of ninety-two thousand three hundred seventy-one US dollars and seven cents (USD 92,371.07) through the issuance of nine million two hundred thirty-seven thousand one hundred seven (9,237,107) shares dated 25 June 2025 (the “Deed of Acknowledgment”).
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